UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    January 17, 2012

TENNESSEE COMMERCE BANCORP, INC.

(Exact name of registrant as specified in its charter)

TENNESSEE	000-51281	62-1815881
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

381 Mallory Station Road, Suite 207, Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 599-2274

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Pursuant to a Form 8-K, dated October 27, 2011, Tennessee Commerce Bancorp, Inc. (the “Corporation”) previously provided notice that the financial statements for the quarter ended June 30, 2011, as included in its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2011 should no longer be relied upon due to certain changes required in its provision for loan losses and related allowance for loan losses.

In addition, management of the Corporation has identified additional issues potentially impacting prior period financial statements resulting in the establishment of additional reserves and additional loan charge-offs.  To date, an additional $14.8 million charge-off has been taken in the small-ticket specialized equipment portfolio.  The Company has also allocated $7.5 million in general reserves to the remaining small-ticket specialized equipment portfolio non-accrual loans.

An additional $2.7 million in reserves was established in the other real estate portfolio, and an additional $4.0 million in reserves was established in the commercial and industrial portfolio.

Management of the Corporation is also in the process of conducting a forensic review into certain matters related to the small-ticket specialized equipment portfolio that may further affect its historical financial results.  Further write-downs may occur as a result of the ongoing forensic review.  At this time, however, the Corporation is unable to determine which periods may be further impacted or extent of any such impact.  Because multiple prior period financials may be materially impacted, but the ultimate impact and periods affected are not yet known, the Corporation recommends that previously issued financial statements, earnings-related press releases, earnings conference calls and similar communications issued by the Corporation not be relied upon at this time.  The Corporation intends to amend this Current Report on Form 8-K to provide further details after the completion of the forensic review and upon the determination of the total financial statement impact of the issues identified during the forensic review.

The Corporation notified Kraft CPAs PLLC, its independent registered public accounting firm about these developments.  As a result, on January 17, 2012, the Corporation’s independent registered public accounting firm advised us that it is withdrawing its previously issued audit opinion related to the financial statements as of December 31, 2010 and related information. Kraft CPAs PLLC further advised us that it is likely that its audit opinions on previous year’s financial statments will be impacted, but that definitive information is not yet available.  Accordingly, Kraft CPAs PLLC may withdraw its audit opinions on undeterminable previous year’s financial statments.  We will amend this Current Report on Form 8-K if and when Kraft CPAs PLLC advises us that additional audit opinions have been impacted.

The audit committee intends to discuss the matters disclosed in this Current Report on Form 8-K with Kraft CPAs PLLC.

Item 8.01.  Other Events.

Pursuant to the terms of a previously disclosed consent order issued by the Federal Deposit Insurance Corporation (the “FDIC”) on May 25, 2011 to Tennessee Commerce Bank (the “Bank”), a wholly-owned subsidiary of the Corporation (“Consent Order”) and a written agreement between the Tennessee Department of Financial Institutions and the Bank effective October 27, 2011 (the “Written Agreement”), the Bank was required to achieve and maintain its Tier 1 Leverage Capital ratio at a level equal to or greater than 8.5% of the Bank’s Average Total Assets; its Tier 1 Risk-Based Capital ratio at a level equal to or greater than 10.0% of the Bank’s Total Risk-Weighted Assets; and its Total Risk-Based Capital ratio at a level equal to or greater than 11.5% of the Bank’s Total Risk-Weighted Assets by December 31, 2011.

The Bank did not achieve the target capital ratios set forth in the Consent Order and Written Agreement by the December 31st deadline.  We continue to work with our financial advisor to assist us in exploring and evaluating every possible strategic alternative that could increase the regulatory capital ratios of the Bank to the levels prescribed by the Consent Order and Written Agreement.  Nevertheless, the Corporation may not be able to find a viable alternative, and if no such alternative is found, it is likely that the FDIC will be appointed as a conservator or receiver of the Bank.  In that case, the Corporation would suffer a complete loss of the value of its ownership interest in the Bank, which could cause the Corporation to file for bankruptcy or become subject to an involuntary bankruptcy filing.

Caution about forward-looking statements

Certain information contained herein may include “forward-looking statements.”  These forward-looking statements relate to finding a viable strategic alternative to allow the Bank to increase its regulatory capital ratios to the levels set forth in the Consent Order and Written Agreement and the results of its ongoing forensic review.  There can be no assurance that the Bank will be able to find a viable strategic alternative or increase its regulatory capital and the Corporation cannot predict the final outcome of the forensic review.  Factors that could cause actual events to differ from those expressed or implied by such forward-looking statements include the cautionary language under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended, the Corporation’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011, and other filings made with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNESSEE COMMERCE BANCORP, INC.
(Registrant)

Date: January 20, 2012
	By:	/s/ Frank Perez
Frank Perez
Chief Financial Officer